Exhibit 4.24

EMPLOYMENT AGREEMENT

THIS AGREEMENT MADE THE 24th day of August, 2010

BETWEEN:

TEKMIRA PHARMACEUTICALS CORPORATION, a company incorporated under the laws of British Columbia (the “Company”), with offices at 100 – 8900 Glenlyon Parkway, Burnaby, British Columbia [fax: (604) 419-3201]

AND:

PAUL BRENNAN (the “Executive”),

WHEREAS:

A. The Company is in the business of acquiring, inventing, developing, discovering, adapting and commercializing inventions, methods, processes and products in the fields of chemistry, biochemistry, biotechnology and pharmaceuticals;

B. The Executive has the expertise, qualifications and required certifications to perform the services contemplated by this Agreement;

C. The Company wishes to employ the Executive to perform the services, on the terms and conditions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties hereto agree as follows:

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1.	EMPLOYMENT

(a)	The Executive will be employed by and will serve the Company as its Senior Vice President, Business Development. The Executive will report directly to the Chief Executive Officer of the Company and will perform the duties and responsibilities assigned to him from time to time by the Chief Executive Officer. The Executive will comply with all lawful instructions given by the Chief Executive Officer of the Company.

(b)	The terms and conditions of this Agreement will have effect as and from September 7, 2010 and the Executive’s employment as Senior Vice President, Business Development will continue until terminated as provided for in this Agreement.

(c)	The Executive acknowledges and agrees that in addition to the terms and conditions of this Agreement, his employment with the Company is subject to and governed by the Company’s policies as established from time to time. The Executive agrees to comply with the terms of such policies so long as they are not inconsistent with any provisions of the Agreement. The Executive will inform himself of the details of such policies and any amendments thereto.

(d)	The Executive agrees that as a high technology professional, as defined in the Employment Standards Act of British Columbia Regulations, and as an executive, his hours of work will vary and may be irregular and will be those hours required to meet the objectives of his employment. The Executive agrees that the compensation described in Paragraph 2 of this Agreement compensates him for all hours worked.

(e)	The Executive will devote himself exclusively to the Company’s business and will not be employed or engaged in any capacity in any other business without the prior permission of the Company, such permission not to be unreasonably withheld.

(f)	Concurrently with the execution and delivery of this Agreement and in consideration of his employment by the Company, the Executive and the Company will enter into a “Confidentiality Agreement and Assignment of Inventions” in the form attached hereto as Appendix A.

2.	REMUNERATION AND BENEFITS

(a)	The Company will pay the Executive an annual salary of $230,000.00 (Canadian funds), less required deductions (the “Base Salary”). The Base Salary will be payable semi-monthly.

(b)	The Base Salary will be reviewed on an annual basis. This review will not result in a decrease in the Base Salary nor will it necessarily result in an increase to the Base Salary.

(c)	The Executive will be eligible for an annual cash bonus of up to 35 percent of the Base Salary, if the Chief Executive Officer and the Board of Directors in their discretion determine that the Executive has achieved the performance objectives agreed to between the Executive and the Chief Executive Officer. Any bonus payable during the first year of the Executive’s employment will be pro-rated.

(d)	The Company will facilitate the Executive’s enrolment in the Company’s insurance benefits plans, as amended from time to time. In all cases, eligibility to participate in the plans and to receive benefits under the plans will be subject to the terms and requirements of the plans themselves and/or the insurance provider(s). The Company is not responsible for the payment of benefits in any circumstance. Further, the Company reserves the right to change any of the insurance benefit plans or providers. If as a result of such a change the Company is unable to maintain similar coverage, then the Company will provide the Executive with compensation to assist in securing his own coverage, such compensation to be determined by the Company.

(e)	The Executive will be eligible for participation in the Company’s share incentive plan, subject to the terms of the plan.

(f)	The Company will reimburse the Executive for all reasonable expenses actually and properly incurred by the Executive in connection with the performance of his duties. The Executive will provide the Company with receipts supporting his claims for reimbursement;

3.	VACATION

(a)	The Executive will be entitled to an annual paid vacation of four weeks, to be scheduled at times that are mutually acceptable to the Executive and the Company.

4.	NON-COMPETITION AND NON-SOLICITATION

The biotechnology industry is highly competitive and employees leaving the employ of the Company have the ability to cause significant damage to the Company’s interests if they join a competing company immediately upon leaving the Company.

(a)	Definitions:

“Business” or “Business of the Company” means:

(i) researching, developing, production and marketing of RNA interference drugs and delivery technology, as such business grows and evolves during the term of this Agreement;

“Competing Business” means any endeavour, activity or business which is competitive in any material way with the Business of the Company worldwide during the term of this Agreement.

“Customer” means any person or entity that is a customer of the Company that the Executive has been, directly or indirectly, involved in servicing on behalf of the Company.

“Prospective Customer” means any person or entity during the course of his employment that was solicited by the Executive on behalf of the Company for the purposes of becoming a customer of the Company or whom he knows was solicited by the Company for the purpose of becoming a customer of the Company.

(b)	The Executive shall not, during the term of this Agreement and for the Restricted Period following the termination of his employment for whatever reason, on his own behalf or on behalf of any person or entity, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person or entity, carry on or be employed by or engaged in or have any financial or other interest in or be otherwise commercially involved in a Competing Business. In the event that the Executive terminates his employment pursuant to Section 6(a) or is terminated pursuant to Section 6(b) of the Employment Agreement, the “Restricted Period” shall be equivalent to the amount of notice that the Executive is entitled pursuant to Section 6(b)(ii). In the event that the Executive’s employment is terminated pursuant to a Change of Control, the “Restricted Period” shall be twelve (12) months.

(c)	The Executive shall, however, not be in default of Section 4(b) by virtue of the Executive:

(i)	following the termination of employment, holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any corporation or other entity that is a Competing Business; or

(ii)	during the course of employment, holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any corporation or other entity, the business of which corporation or other entity is in the same Business as the Company, and provided further that the Executive first obtains the Company’s written consent, which consent will not be unreasonably withheld.

(d)	If the Executive holds issued and outstanding shares or any other interest in a corporation or other entity pursuant to Section 5(c) above, and following the acquisition of such shares or other interest the business of the corporation or other entity becomes a Competing Business, the Executive will promptly dispose of his shares or other interest in such corporation or other entity.

(e)	The Executive shall not, during this Agreement and for the Restricted Period following the termination of his employment, for whatever reason, on his own behalf or on behalf of or in connection with any other person or entity, without the prior written and informed consent of the Company, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person or entity:

(i)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer or Prospective Customer of the Company, or otherwise solicit, induce or encourage any Customer or Prospective Customer of the Company to cease to engage the services of the Company, for any purpose which is competitive with the Business; or

(ii)	accept (or procure or assist the acceptance of) any business from any Customer or Prospective Customer of the Company which business is competitive with the Business; or

(iii)	supply (or procure or assist the supply of) any goods or services to any Customer or Prospective Customer of the Company for any purpose which is competitive with the Business; or

(iv)	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from or solicit, induce or encourage to leave the employment or engagement of the Company, any individual who is employed or engaged by the Company whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the employ or the engagement of the Company; or

(v)	procure or assist any entity to employ, engage, offer employment or engagement or solicit the employment or engagement of any individual who is employed or engaged by the Company or otherwise entice away from the employment or engagement of the Company any such individual. Notwithstanding the foregoing, the Executive, solely in a personal capacity, shall be permitted to provide letters of reference for individuals who are employed by the Company.

(f)	The Executive expressly recognizes and acknowledges that it is the intent of the parties that his activities following termination of employment with the Company be restricted in the manner described in this Agreement, and acknowledges that good, valuable, and sufficient consideration has been provided in exchange for such restrictions.

5.	EQUITABLE REMEDIES

(a)	The Executive understands and agrees that the Company has a material interest in preserving the relationships it has developed with its executives, customers and suppliers against impairment by competitive activities of a former executive. Accordingly, the Executive agrees that the restrictions and covenants contained in Paragraph 4 above are reasonably required for the protection of the Company and its goodwill and that the Executive’s agreement to those restrictions and covenants by the execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Company to enter into this Agreement and to employ the Executive, and that the Company would not enter into this Agreement absent such an inducement.

(b)	The Executive understands and acknowledges that if the Executive breaches Paragraph 4 above or Appendix “A” to this Agreement, that breach will give rise to irreparable injury to the Company for which damages are an inadequate remedy. In the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages to the court.

6.	TERMINATION

(a)	The Executive may terminate his employment by giving at least three months’ advance notice in writing to the Company of the effective date of the resignation. The Company may waive such notice, in whole or in part, and if it does so, the Executive’s resignation will become effective and his employment will cease on the date set by the Company in the notice of waiver.

(b)	The Company may terminate the Executive’s employment:

(i)	without notice or payment in lieu thereof, for just cause, which for the purposes of this Agreement will be defined to include but not be limited to the Executive’s willful and continued failure to perform his duties hereunder and the Executive’s willful engagement in conduct that is injurious to the Company, monetarily or otherwise; or

(ii)	at the Company’s sole discretion for any reason, without cause, upon providing to the Executive an amount equal to six (6) months’ Base Salary, (the “Severance Amount”), plus one additional month of Base Salary for each completed year of service with the Company, to a total maximum Severance Amount of twelve (12) months’ Base Salary. The Company may pay the Severance Amount by way of a lump sum payment or by way of salary continuance. The Severance Amount is inclusive of any entitlement to minimum standard severance under the B.C. Employment Standards Act.

(c)	In this Agreement, Change of Control means the first occurrence of any of the following events:

(i) the acquisition by a person of beneficial ownership of 50% or more of the voting securities of the Company then outstanding; provided, however, that any acquisition by any person whose ordinary business includes the management of investment funds for others and such voting securities are beneficially owned by such person in the ordinary course of such business shall not constitute a Change of Control; and

(ii) consummation of a merger, amalgamation, arrangement, business combination, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination: persons who were the beneficial owners, respectively, of all outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 5-% of the then outstanding voting securities of the successor entity resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(d)	If a Change of Control occurs and within twelve (12) months after the occurrence of a Change of Control, the Executive resigns his employment for Good Reason upon giving the Company not less than three months’ prior written notice of resignation; or at the Company’s sole discretion, the Executive is terminated without cause within 12 months of a Change of Control, the Executive will be entitled to receive the “Change of Control Severance Amount”. “Good Reason” means one or more of the following events occurring without the Executive’s written consent:

(i)	a fundamental change in the Executive’s status, position, remuneration, authority or responsibilities that does not represent a promotion from or represents an adverse change from the status, position, authority or responsibilities in effect immediately prior to the Change of Control;

(ii)	a fundamental reduction in the Base Salary, benefits, bonus or other compensation provided to the Executive and in effect immediately prior to the Change of Control;

(iii)	relocation of the Executive’s principal place of employment to a place outside of Metro Vancouver; or

(iv)	any request by the Company that the Executive participates in an unlawful act pursuant to the laws of British Columbia or Canada.

(e)	The Change of Control Severance Amount will be calculated as follows:

(i)	an amount equal to twelve (12) months’ Base Salary, plus;

(ii)	a bonus payment equal to the average of the actual bonus payments made to the Executive from the previous three (3) calendar years preceding the date of termination of employment.

(f)	No matter how the Executive’s employment is terminated, the Executive will be entitled to any wages and bonus payable for service up to and including the day of termination.

7.	RETURN OF MATERIALS UPON TERMINATION OF EMPLOYMENT

The Executive will return to the Company all Company documents, files, manuals, books, software, equipment, keys, equipment, identification or credit cards, and all other property belonging to Company upon the termination of his employment with the Company for any reason.

8.	GENERAL PROVISIONS

(a)	Non-Waiver. Failure on the part of either party to complain of any act or failure to act of the other of them or to declare the other party in default of this Agreement, irrespective of how long such failure continues, will not constitute a waiver by such party of their rights hereunder or of the right to then or subsequently declare a default.

(b)	Severability. In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts thereof, will be and remain in full force and effect.

(c)	Entire Agreement. This Agreement including Appendix A constitutes the entire agreement between the parties with respect to the employment of the Executive and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

(d)	Survival. The provisions of Paragraph 4 above and Sub-paragraph (f) below will survive the termination of this Agreement.

(e)	Modification of Agreement. Any modification of this Agreement must be in writing and signed by both the Company and the Executive or it will have no effect and will be void.

(f)	Disputes. Except for disputes arising in respect of Paragraph 4 above, all disputes arising out of or in connection with this Agreement and the employment relationship between the parties, are to be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre, pursuant to its Rules. The place of arbitration will be Vancouver, British Columbia.

(g)	Governing Law. This Agreement will be governed by and construed according to the laws of the Province of British Columbia.

(h)	Reimbursement of Legal Fees. The Company will reimburse the Executive for all reasonable and receipted legal fees incurred by the Executive in the negotiation, drafting, and completion of this Agreement.

(i)	Independent Legal Advice. The Executive agrees that the contents, terms and effect of this Agreement have been explained to him by a lawyer and are fully understood. The Executive further agrees that the consideration described aforesaid is accepted voluntarily for the purpose of employment with the Company under the terms and conditions described above.

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto as of the date and year first above written.

SIGNED, SEALED AND DELIVERED by PAUL BRENNAN in the presence of:	) ) ) ) )
Witness Signature	) )	PAUL BRENNAN
Witness Name	) )
Witness Address	) )
) )
Witness Occupation	)

TEKMIRA PHARMACEUTICALS CORPORATION

Per:
Mark J. Murray

APPENDIX A

CONFIDENTIALITY AGREEMENT AND ASSIGNMENT OF INVENTIONS

The Confidentiality Agreement and Assignment of Inventions is attached hereto.

CONFIDENTIALITY AGREEMENT

AND ASSIGNMENT OF INVENTIONS

THIS AGREEMENT (this “Agreement”) dated for reference the     day of August, 2010

BETWEEN:

TEKMIRA PHARMACEUTICALS CORPORATION

(the “Company”), a company incorporated under the laws of British Columbia with offices at 100 – 8900 Glenlyon Parkway, Burnaby, British Columbia [fax: (604) 419-3201]

AND:

PAUL BRENNAN (the “Executive”), of 14509 30th Avenue, Surrey, British Columbia V4P 1P9

WHEREAS:

A. The Company is in the business of acquiring, inventing, developing, discovering, adapting and commercializing inventions, methods, processes and products in the fields of chemistry, biochemistry, biotechnology and pharmaceuticals; and

B. In connection with the employment of the Executive by the Company, the parties desire to establish the terms and conditions under which the Executive will (i) receive from and disclose to the Company proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to the Company all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by the Executive over the course of his work during his employment with the Company, as set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the employment of the Executive by the Company and the payment by the Company to the Executive of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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1.	INTERPRETATION

1.1 Definitions. In this Agreement:

(a)	“Business of the Company” means:

(i)	the research, development, production and marketing of RNA interference drugs and delivery technology, as such business grows and evolves during the term of this Agreement; and

(ii)	any other material business carried on from time to time by the Company, its subsidiaries and/or affiliates, directly or indirectly, whether under an agreement with or in collaboration with, any other person during the term of this Agreement.

(b)	“Confidential Information” shall mean any information relating to the Business of the Company (as hereinafter defined), whether or not conceived, originated, discovered or developed in whole or in part by the Executive, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which the Company derives economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which the Company otherwise has a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include:

(iii)	all proprietary information licensed to, acquired, used or developed by the Company in its research and development activities (including but not restricted to the research and development of RNA interference drugs and delivery technology), other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)	all information relating to the Business of the Company, and to all other aspects of the Company’s structure, personnel and operations, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to the Company by third parties subject to restrictions on use or disclosure;

(v)	all know-how relating to the Business of the Company including, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)	all information relating to the businesses of competitors of the Company including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided by the Company’s agents, consultants, lawyers, contractors, licensors or licensees to the Company and relating to the Business of the Company; and

(viii)	all information relating to the Executive’s compensation and benefits, including his salary, vacation, stock options, rights to continuing education, perquisites, severance notice, rights on termination and all other compensation and benefits, except that he shall be entitled to disclose such information to his bankers, advisors, agents, consultants and other third parties who have a duty of confidence to him and who have a need to know such information in order to provide advice, products or services to him.

All Work Product shall be deemed to be the Company’s Confidential Information.

(c)	“Effective Date” means September 7, 2010, which is the date that the Executive starts or started working at the Company, as indicated in his employment agreement with the Company dated the even date hereof.

(d)	“Inventions” shall mean any and all inventions, discoveries, developments, enhancements, improvements, concepts, formulas, designs, processes, ideas, writings and other works, whether or not reduced to practice, and whether or not protectable under patent, copyright, trade secret or similar laws.

(e)	“Work Product” shall mean any and all Inventions and possible Inventions relating to the Business of the Company and which the Executive may make or conceive, alone or jointly with others, during his involvement in any capacity with the Company, whether during or outside his regular working hours, except those Inventions made or conceived by the Executive entirely on his own time that do not relate to the Business of the Company and do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, from or through his involvement in any capacity with the Company.

2.	CONFIDENTIALITY

2.1 Basic Obligation of Confidentiality. The Executive hereby acknowledges and agrees that in the course of his involvement with the Company, the Company may disclose to him or he may otherwise have access or be exposed to Confidential Information. The Company hereby agrees to provide such access to the Executive and the Executive hereby agrees to receive and hold all Confidential Information on the terms and conditions set out in this Agreement. Except as otherwise set out in this Agreement, the Executive will keep strictly confidential all Confidential Information and all other information belonging to the Company that he acquires, observes or is informed of, directly or indirectly, in connection with his involvement, in any capacity, with the Company.

2.2 Fiduciary Capacity. The Executive will be and act toward the Company as a fiduciary in respect of the Confidential Information.

2.3 Non-disclosure. Except with the prior written consent of the Company, the Executive will not at any time, either during or after his involvement in any capacity with the Company;

(a)	use or copy any Confidential Information or recollections thereof for any purpose other than the performance of his duties for the benefit of the Company;

(b)	publish or disclose any Confidential Information or recollections thereof to any person other than to employees of the Company who have a need to know such Confidential Information in the performance of their duties for the Company;

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement; or

(d)	permit or cause any Confidential Information to be stored off the premises of the Company, including permitting or causing such Confidential Information to be stored in electronic format on personal computers, except in accordance with written procedures of the Company, as amended from time to time in writing.

2.4 Taking Precautions. The Executive will take all reasonable precautions necessary or prudent to prevent material in his possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

2.5 The Company’s Ownership of Confidential Information. As between the Executive and the Company, the Company shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by the Executive.

2.6 Control of Confidential Information and Return of Information. All physical materials produced or prepared by the Executive containing Confidential Information, including, without limitation, records, devices, computer files, data, notes, reports, proposals, lists, correspondence, specifications, drawings, plans, materials, accounts, reports, financial statements, estimates and all other materials prepared in the course of his responsibilities to or for the benefit of the Company, together with all copies thereof (in whatever medium recorded), shall belong to the Company, and the Executive will promptly turn over to the Company’s possession every original and copy of any and all such items in his possession or control upon request by the Company. If the material is such that it cannot reasonably be delivered, upon request from the Company, the Executive will provide reasonable evidence that such materials have been destroyed, purged or erased.

2.7 Purpose of Use. The Executive agrees that he will use Confidential Information only for purposes authorised or directed by the Company.

2.8 Exemptions. The obligations of confidentiality set out in this Article 2 will not apply to any of the following:

(a)	information that is already known to the Executive, though not due to a prior disclosure by the Company or by a person who obtained knowledge of the information, directly or indirectly, from the Company;

(b)	information disclosed to the Executive by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from the Company;

(c)	information that is developed by the Executive independently of Confidential Information received from the Company and such independent development can be documented by the Executive;

(d)	other particular information or material which the Company expressly exempts by written instrument signed by the Company;

(e)	information or material that is in the public domain through no fault of the Executive; and

(f)	information required by operation of law, court order or government agency to be disclosed, provided that:

(i)	in the event that the Executive is required to disclose such information or material, upon becoming aware of the obligation to disclose, the Executive will provide to the Company prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if the Company agrees that the disclosure is required by law, it will give the Executive written authorization to disclose the information for the required purposes only;

(iii)	if the Company does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)	if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, the Executive will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1 Notice of Invention. The Executive agrees to promptly and fully inform the Company of all Work Product, whether or not patentable, throughout the course of his involvement, in any capacity, with the Company, whether or not developed before or after execution of this Agreement. On his ceasing to be employed by the Company for any reason whatsoever, the Executive will immediately deliver up to the Company all Work Product.

3.2 Assignment of Rights. Subject only to the exceptions set out in Exhibit I attached to this Agreement, the Executive will assign, and does hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, all of his right, title and interest in and to all Work Product and all other rights and interests of a proprietary nature in and associated with the Work Product, including all patents, patent applications filed and other registrations granted thereon. To the extent that the Executive retains or acquires legal title to any such rights and interests, the Executive hereby declares and confirms that such legal title is and will be held by him only as trustee and agent for the Company. The Executive agrees that the Company’s rights hereunder shall attach to all Work Product, notwithstanding that it may be perfected or reduced to specific form after he has terminated his relationship with the Company. The Executive further agrees that the Company’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

3.3 Moral Rights. Without limiting the foregoing, the Executive hereby irrevocably waives any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that he may have with respect to all Work Product, and agrees never to assert any moral rights which he may have in the Work Product, including, without limitation, the right to the integrity of the Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and the Executive further confirms that the Company may use or alter any Work Product as the Company sees fits in its absolute discretion.

3.4 Goodwill. The Executive hereby agrees that all goodwill he has established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company relating to the Business of the Company (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between the Executive and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

3.5 Assistance. The Executive hereby agrees to reasonably assist the Company, at the Company’s request and expense, in:

(a)	making patent applications for all Work Product, including instructions to lawyers and/or patent agents as to the characteristics of the Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of the Company for such applications;

(b)	making applications for all other forms of intellectual property registration relating to all Work Product;

(c)	prosecuting and maintaining the patent applications and other intellectual property relating to all Work Product; and

(d)	registering, maintaining and enforcing the patents and other intellectual property registrations relating to all Work Product.

If the Company is unable for any reason to secure the Executive’s signature with respect to any Work Product including, without limitation, to apply for or to pursue any application for any patents or copyright registrations covering such Work Product, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by him.

3.6 Assistance with Proceedings. The Executive further agrees to reasonably assist the Company, at the Company’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

3.7 Commercialization. The Executive understands that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due or payable to him as a result of the Company’s efforts to commercialize or market any such Work Product.

3.8 Prior Inventions. In order to have them excluded from this Agreement, the Executive has set forth on Exhibit I attached to this Agreement a complete list of all Inventions for which a patent application has not yet been filed that he has, alone or jointly with others, conceived, developed or reduced to practice prior to the execution of this Agreement to which he has any right, title or interest, and which relate to the Business of the Company. If such list is blank or no such list is attached, the Executive represents and warrants that there are no such prior Inventions.

4.	GENERAL

4.1 Term. Subject to Section 4.10, the term of this Agreement is from the Effective Date and terminates on the date that the Executive is no longer working at or for the Company in any capacity.

4.2 No Conflicting Obligations. The Executive hereby represents and warrants that he has no agreements with or obligations to any other person with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement, except as disclosed in Exhibit I attached to this Agreement.

4.3 Publicity. The Executive shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding any Work Product or any Confidential Information.

4.4 Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.5 Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with receipt confirmed in writing) to the parties at the addresses on page 1 of this Agreement. Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this section.

4.6 Equitable Remedies. The Executive understands and acknowledges that if he breaches any of his obligations under this Agreement, that breach will give rise to irreparable injury to the Company for which damages are an inadequate remedy. In the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages to the court.

4.7 Non-Waiver. Failure on the part of either party to complain of any act or failure to act of the other of them or to declare the other party in default of this Agreement, irrespective of how long such failure continues, will not constitute a waiver by such party of their rights hereunder or of the right to then or subsequently declare a default.

4.8 Severability. In the event that any provision or part of this Agreement is determined to be void or unenforceable in whole or in part, the remaining provisions, or parts thereof, will be and remain in full force and effect.

4.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all agreements, understandings, warranties or representations of any kind, written or oral, express or implied, including any relating to the nature of the position or its duration, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claim or demands whatsoever under or in respect of any agreement.

4.10 Survival. Notwithstanding the expiration or early termination of this Agreement, the provisions of Article 1, Article 2 (including the obligations of confidentiality and to return Confidential Information, which shall endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information), Sections 3.2, 3.3, 3.4, 3.5 and 3.6 and Article 4 shall survive any expiration or early termination of this Agreement.

4.11 Modification of Agreement. Any modification of this Agreement must be in writing and signed by both the Company and the Executive or it will have no effect and will be void.

4.12 Governing Law. This Agreement will be governed by and construed according to the laws of the Province of British Columbia.

4.13 Reimbursement of Legal Fees. The Company will reimburse the Executive for all reasonable and receipted legal fees incurred by the Executive in the negotiation, drafting, and completion of this Agreement.

4.14 Independent Legal Advice. The Executive agrees that he has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that he has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and year first above written.

SIGNED, SEALED AND DELIVERED by PAUL BRENNAN in the presence of:	) ) ) ) )
Witness Signature	) )	PAUL BRENNAN
Witness Name	) )
Witness Address	) )
) )
Witness Occupation	)

TEKMIRA PHARMACEUTICALS CORPORATION

Per:
Mark J. Murray

EXHIBIT I

to Confidentiality Agreement and Assignment of Inventions

EXCLUSIONS FROM WORK PRODUCT